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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2004

                             SEARS, ROEBUCK AND CO.
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             (Exact name of registrant as specified in its charter)


          New York                     1-416                      36-1750680
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(State or other jurisdiction of     (Commission                 (IRS Employer
        incorporation)              File Number)             Identification No.)


3333 Beverly Road, Hoffman Estates, Illinois                       60179
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(Address of principal executive offices)                         (Zip Code)


       Registrant's telephone number, including area code: (847) 286-2500

                                 Not Applicable
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          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c)
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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

      On November 16, 2004, Kmart Holding Corporation ("Kmart") and Sears, Roebuck and Co. ("Sears") entered into an Agreement and Plan of Merger (the "Merger Agreement"). Concurrently, and in connection therewith, (i) ESL Partners, L.P., ESL Investors, L.L.C., ESL Institutional Partners, L.P., ESL Investment Management, L.L.C., CRK Partners, LLC and CRK Partners II, L.P. (collectively, the "ESL Companies") entered into a Support Agreement and Irrevocable Proxy (the "Support Agreement") with Kmart and Sears, and (ii) Kmart and Sears entered into an employment agreement with Alan J. Lacy, the current Chairman and Chief Executive Officer of Sears (the "Employment Agreement").

      MERGER AGREEMENT

      The Merger Agreement provides for a business combination whereby (i) Kmart will form a newly-organized Delaware corporation to be named "Sears Holdings Corporation" ("Holdings"), (ii) a newly-organized Delaware corporation and wholly-owned subsidiary of Holdings ("Kmart Merger Sub") will merge with and into Kmart with Kmart surviving (the "Kmart Merger"), and (iii) a newly-organized New York corporation and wholly-owned subsidiary of Holdings ("Sears Merger Sub") will merge with and into Sears, with Sears surviving (the "Sears Merger" and, together with the Kmart Merger, the "Mergers").

      At the effective time of and as a result of the Mergers, (i) Kmart and Sears will become wholly-owned subsidiaries of Holdings, (ii) each share of Kmart common stock (other than shares owned by Kmart or Kmart Merger Sub) will be converted into the right to receive one share of Holdings common stock, and
(iii) each share of Sears common stock (other than dissenting shares and shares owned by Sears, Sears Merger Sub, Kmart or any wholly-owned subsidiary of Kmart or Sears) will be converted into the right to receive, at the election of the holder thereof, (a) $50.00 in cash (the "Cash Consideration") or (b) 0.50 shares of common stock of Holdings (the "Stock Consideration"), subject to proration. Sears stockholder elections will be subject to proration to ensure that 55% of Sears shares will be exchanged for Holdings shares and 45% of Sears shares will be exchanged for cash. All outstanding Sears stock options will be exchanged for the right to receive cash in an amount equal to the number of shares of Sears common stock subject to such option times the excess, if any, of the sum of (a) the product of 45% multiplied by the Cash Consideration and (b) the product of 55% multiplied by the value of the Stock Consideration (based on the closing price of a share of Kmart common stock on the last trading day immediately preceding the effective time of the Mergers). All outstanding Kmart stock options will be converted into options to purchase an equivalent number of shares of Holdings common stock. All shares of restricted stock of Kmart and Sears will be exchanged for shares of Holdings common stock at the same exchange ratio applicable to Kmart common stock and Sears common stock in the Mergers, subject the same terms and conditions, but taking into account any required acceleration of vesting as a result of the Mergers.

      Following the effective time of the Mergers, Holdings will have a ten-member board of directors, which will include a total of seven current Kmart directors and three current Sears directors. Edward S. Lampert, chairman of Kmart, will be the Chairman of Holdings. He will be joined in an Office of the Chairman by Alan J. Lacy, current Chairman and Chief Executive Officer of Sears, and Aylwin B. Lewis, current President and Chief Executive Officer of Kmart. Mr. Lacy will be Vice Chairman and Chief Executive Officer of Holdings, and Mr. Lewis will be President of Holdings and Chief Executive Officer of Kmart and Sears Retail.

      Kmart and Sears made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) not to (a) solicit proposals relating to alternative business combination transactions or
(b), subject to certain exceptions, enter into discussions concerning or provide confidential information in connection with, alternative business combination transactions, (ii) to cause stockholder meetings to be held to consider approval of the Mergers irrespective of any alternative proposal that may be received and related transactions and (iii) subject to certain exceptions, for their respective boards of directors to recommend adoption and approval by its stockholders of the Merger Agreement and related transactions.

      Consummation of the Mergers is subject to various customary conditions, including the approval by the stockholders of Kmart and Sears, no legal impediment to the Mergers and the receipt of required regulatory approvals. The Merger Agreement contains certain termination rights for both Kmart and Sears and further provides that, upon termination of the Merger Agreement under specified circumstances (i) Sears may be required to pay Kmart a termination fee of up to $400 million and (ii) Kmart may be required to pay Sears a termination fee of up to $380 million.

      A copy of the Merger Agreement is included herein as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

      SUPPORT AGREEMENT

      Pursuant to the Support Agreement and subject to certain conditions specified therein, the ESL Companies agreed (i) to vote their shares of common stock of Kmart (a) in favor of the Kmart Merger at the stockholders meeting to be called to consider the Kmart Merger and (b) against any other transaction, and (ii) to vote their common shares of Sears (a) in favor of the Sears Merger at the stockholders meeting to be called to consider the Sears Merger and (b) against any other transaction. The requirement of the ESL Companies to vote their shares of Kmart common stock as described above is subject to limitations if the Kmart board of directors changes its recommendation with respect to the Kmart Merger, in which case only a number of shares equal to one third of outstanding shares of Kmart common stock would be required to be so voted, with the remaining shares being required to be voted pro rata with all other shares of Kmart common stock not beneficially owned by the ESL Companies. The ESL Companies also agreed not to transfer or otherwise dispose of any of their shares of Kmart common stock or Sears common stock. The ESL Companies beneficially own approximately 53% of the outstanding shares of Kmart common stock (including the beneficial ownership of shares of Kmart common stock underlying certain convertible notes and options beneficially owned by the ESL Companies) and beneficially own approximately 15% of the outstanding Sears common shares. The ESL Companies have also agreed to irrevocably elect to receive Holdings common stock in the Sears Merger.

      The ESL Companies are controlled, directly or indirectly, by ESL Investments, Inc., which in turn is controlled by Edward S. Lampert. As noted above, Mr. Lampert is the Chairman of Kmart.

      A copy of the Support Agreement is included herein as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the Support Agreement is qualified in its entirety by reference to the full text of the Support Agreement.

      EMPLOYMENT AGREEMENT

      The Employment Agreement provides that it shall be assumed by Holdings as soon as practicable following its formation, but no later than completion of the Mergers. The Employment Agreement provides for a term of employment commencing upon completion of the Mergers and ending on the fifth anniversary thereof. If the Mergers ares completed, the Employment Agreement will supersede the Executive Non-Disclosure and Non-Solicitation of Employees Agreement and the Executive Severance/Non-Compete Agreement, which Mr. Lacy executed with Sears as of November 26, 2001. During the term, Mr. Lacy will serve as Chief Executive Officer and Vice Chairman of Holdings and a member of its board of directors.

      During the term, Mr. Lacy will receive an annual base salary of no less than $1,500,000 and a target bonus of 150% of his annual base salary and will be eligible for, and receive benefits under, employee benefit and perquisite arrangements no less favorable than those generally applicable or made available to senior executives of Holdings. Upon completion of the Mergers, Mr. Lacy will be granted 75,000 shares of restricted stock of Holdings, which will vest in full on June 30, 2006, subject to Mr. Lacy's continued employment with Holdings through such date. In addition, upon completion of the Mergers, Mr. Lacy will be granted a stock option to purchase 200,000 shares of Holdings' common stock with a per share exercise price equal to the fair market value of Holdings common stock on the date of grant. The stock option will vest with respect to one-quarter of the shares subject to the stock option on each of the first four anniversaries of completion of the Mergers, subject to Mr. Lacy's continued employment with Holdings through each applicable vesting date.
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      If Mr. Lacy's employment is terminated by Holdings without cause (as defined in the Employment Agreement) or Mr. Lacy resigns with good reason (as defined below), Mr. Lacy will be entitled, subject to execution of a release in favor of Holdings, to receive severance benefits, including:

      - A pro rata bonus based on the performance of Holdings for the year in which the termination occurs;

      -     Two times the sum of Mr. Lacy's annual base salary and target bonus;

      - Two additional years of age and service credit under all welfare benefit plans, programs, agreements and arrangements of Holdings;

      - Accelerated vesting of equity-based awards and three years to exercise any vested options; and

      -     Continued welfare benefits for two years.

      For purposes of the agreement, "good reason" means (i) the assignment to Mr. Lacy of duties inconsistent with, or any diminution of, the position, authority, duties or responsibilities called for by the Employment Agreement,
(ii) the failure to pay Mr. Lacy his compensation under the agreement, (iii) Mr. Lacy's relocation of employment, (iv) the failure of Sears or Kmart to require the assumption of the Employment Agreement by Holdings or the failure of Holdings to require the assumption of the Employment Agreement by a successor or
(v) the failure to elect or reelect Mr. Lacy to Holdings' board of directors. In addition, "good reason" means any termination by Mr. Lacy during the 30-day period immediately following June 30, 2006.

      If Mr. Lacy's employment is terminated due to his death or disability (as defined in the Employment Agreement), Mr. Lacy (or his estate) will be entitled to receive a pro-rata bonus for the year of termination, accelerated vesting of equity-based awards and three years to exercise vested options and continued welfare benefits for two years.

      Under the Employment Agreement, Mr. Lacy is restricted from revealing confidential information of Holdings and, for one year following Mr. Lacy's termination of employment during the term for any reason, Mr. Lacy may not solicit for employment any employees of Holdings and may not compete with Holdings. In the event that any payments to Mr. Lacy are subject to an excise tax under Section 4999 of the Internal Revenue Code, Mr. Lacy will be entitled to an additional gross-up payment so that he remains in the same after-tax position he would have been in had the excise tax not been imposed.

      A copy of the Employment Agreement is included herein as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement.


ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

      (c) Exhibits.

      2.1 Agreement and Plan of Merger, dated as of November 16, 2004, between Kmart Holding Corporation and Sears, Roebuck and Co.

      10.1 Employment Agreement, dated as of November 16, 2004, among Alan J. Lacy, Kmart Holding Corporation and Sears, Roebuck and Co.

      99.1 Support Agreement and Irrevocable Proxy, dated as of November 16, 2004, among certain affiliates of ESL Investments, Inc., Kmart Holding Corporation and Sears, Roebuck and Co.
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        SEARS, ROEBUCK AND CO.
Date:  November 18, 2004

                                        By:    /s/ Andrea L. Zopp
                                               ---------------------------------
                                        Name:  Andrea L. Zopp
                                        Title: Senior Vice President and General
                                                Counsel
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                                  EXHIBIT INDEX

EXHIBIT NO.       DESCRIPTION
      2.1         Agreement and Plan of Merger, dated as of November 16, 2004, between Kmart Holding Corporation and Sears, Roebuck and Co.

      10.1        Employment Agreement, dated as of November 16, 2004, among
                  Alan J. Lacy, Kmart Holding Corporation and Sears, Roebuck and Co.

      99.1        Support Agreement and Irrevocable Proxy, dated as of November
                  16, 2004, among certain affiliates of ESL Investments, Inc.,
                  Kmart Holding Corporation and Sears, Roebuck and Co.